Exhibit 10.3

TERMINATION OF SPLIT DOLLAR AGREEMENT

     THIS TERMINATION OF SPLIT DOLLAR AGREEMENT, entered into this 31st day of July, 2008, by and among Enzo Biochem, Inc., a New York corporation (hereinafter the “Company”), and Barry W. Weiner, Shahla Rabbani Weiner, and Robert H. Cohen, as trustees under The Elazar Rabbani 1998 Irrevocable Insurance Trust Agreement (Existing Insurance), dated December 10, 1998 (hereinafter the “Trust”), and is acknowledged and agreed to by Elazar Rabbani, an individual residing in the State of New York (hereinafter referred to as the “Employee”).

     WITNESSETH THAT:

     WHEREAS, the Employee is employed by the Company; and

     WHEREAS, the Company is the owner of a policy or policies of life insurance insuring the life of Employee (hereinafter referred to individually as a “Policy” and collectively as the “Policies”); and

          WHEREAS, on December 10, 1998, the Company and Employee entered into a Split Dollar Agreement (hereinafter referred to as the “SDA”) whereby Company agreed to pay the premiums due under the Policies, the Company is entitled upon termination of the SDA to an amount equal to the sum of the cash value on the date of the SDA plus the sum of the Company’s net contributions and the Employee and the beneficiaries from time to time designated by the Employee are entitled to all other proceeds; and

     WHEREAS, on December 30, 1998, the Employee executed an Absolute Assignment of Interest in Split Dollar Agreement whereby the Employee transferred the Employee’s entire interest in the Policies under the terms of the SDA to the Trust; and

     WHEREAS, on June 30, 2008, pursuant to Article VII of the SDA, the Trust provided notice to the Company of its intent to terminate the SDA as to the Policies; and

     WHEREAS, pursuant to Article IV of the SDA, the Trust has agreed to pay the Company Six Hundred and Seven Thousand Three Hundred and Ten Dollars and Seventeen Cents ($607,310.17), no later than July 31, 2008, as the sum of the premiums paid by the Company on the Policies and the cash value of the Policies on the date of the SDA; and

     WHEREAS, in anticipation of the Trust’s reimbursement of the premiums on the Policies paid by the Company and the cash value of the Policies on the date of the SDA, the Company has assigned the Policies to the Trust;

     NOW THEREFORE, in consideration of the payment to the Company by the Trust, the assignment of the Policies to the Trust, and the mutual promises contained herein, the parties hereto agree as follows:

     1.      Ownership of Policies.

             The Trust shall be the sole and absolute owner of the Policies, and may exercise all ownership rights granted to the owner thereof by the terms of the Policies.

     2.     Payment to Company.

             On this same day, the Trust has agreed to pay the Company Six Hundred and Seven Thousand Three Hundred and Ten Dollars and Seventeen Cents ($607,310.17), no later than July 31, 2008, as the sum of the reimbursement to the Company in full satisfaction of all premiums paid by the Company on the Policies and the cash value of the Policies on the date of the SDA.

     3.     Assignment of Policies.

             The Company executed on this same day an Assignment that assigned the Policies to the Trust, free and clear of all encumbrances.

     4.     Collection of Death Proceeds.

             (a) Upon the death of the Employee, the beneficiary or beneficiaries designated by the Trust shall collect the death benefits provided under the Policies.

             (b) Upon the death of the Employee, the Company shall have no right whatsoever to receive any portion of the death benefit payable under any Policy. The entire death benefit provided under each Policy, if any, shall be paid directly to the beneficiary or beneficiaries designated by the Trust, in the manner and in the amount or amounts provided in the beneficiary designation provision of each Policy.

     5.     Insurer Not a Party. The Insurer shall be fully discharged from its obligations under the Policies by payment of the death benefits under the Policies to the beneficiary or beneficiaries named in the Policies, subject to the terms and conditions of the Policies. In no event shall the Insurer be considered a party to this Agreement, or any modifications or amendments hereof. No provision of this Agreement, nor of any modifications or amendments hereof, shall in any way be construed as enlarging, changing, varying, or in any other way affecting the obligations of the Insurer as expressly provided in the Policies.

     6.     Amendment. This Termination Agreement may not be amended, altered or modified, except by a written instrument signed by the parties hereto, or their respective successors or assigns.

     7.     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns (including, without limitation, the surviving entity as a result of a merger or other acquisition of the Company), and the Trust.

     8.     Notices. Any notice, consent or demand required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party’s last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of notice, consent or demand.

     9.     Arbitration. All claims, disputes or other matters in question arising out of this Agreement shall be determined by arbitration which, unless the parties mutually agree otherwise, shall be determined by and in accordance with the Commercial Rules of the American Arbitration Association.

     10.   Governing Law. This Agreement, and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of New York.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in duplicate, as of the day and year first above written.

COMPANY

ATTEST:	ENZO BIOCHEM, INC.

	By:	/s/ Barry Weiner
Barry Weiner, President
/s/ _______________, ____________(Title)

TRUST

WITNESS:	Barry W. Weiner, Trustee under The Elazar
Rabbani 1998 Irrevocable Insurance Trust
Agreement (Existing Insurance) (dated 12/10/98)

/s/	/s/ Barry W. Weiner
Barry W. Weiner

WITNESS:	Shahla Rabbani Weiner, Trustee under The Elazar
Rabbani 1998 Irrevocable Insurance Trust
Agreement (Existing Insurance) (dated 12/10/98)

/s/	/s/ Shahla Rabbani Weiner
Shahla Rabbani Weiner

WITNESS:	Robert H. Cohen, Trustee under The Elazar
Rabbani 1998 Irrevocable Insurance Trust
Agreement (Existing Insurance) (dated 12/10/98)

/s/	/s/ Robert H. Cohen
Robert H. Cohen

Acknowledged and
Agreed to by:
EMPLOYEE

WITNESS: /s/	/s/ Elazar Rabbani
Elazar Rabbani